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                                                                   EXHIBIT 10.52

                      [LETTERHEAD OF EDISON SCHOOLS, INC.]




                                                                  April 10, 2000

Museum for African Art
593 Broadway
New York, New York  10012
Attn:  Ms. Elsie McCabe

                          PROPOSED DEVELOPMENT BY EDISON SCHOOLS, INC. AND
                           THE MUSEUM FOR AFRICAN ART ("MAA") OF PROPERTY
                         AT 5TH AVENUE AND 110TH STREET, NEW YORK, NEW YORK

Ladies and Gentlemen:

                  We are pleased to present you this letter of intent (this "LETTER OF INTENT"), which sets forth the major business points we have agreed upon with respect to the acquisition and development of the property referenced above as a mixed-use project consisting of commercial office space, a school and a museum (collectively, the "PROJECT"). We are very excited about this opportunity and the prospect of working with you on this Project.

         1.       THE PROJECT.

                  We currently anticipate that the Project will consist of the following elements:

         - Museum -- approximately 75,000 to 84,000 square feet to be used for the Museum for African Art, including space for uses ancillary to the operation of the museum, such as office space, museum store and cafeteria and/or restaurant (collectively, the "MUSEUM").

         - School -- approximately 63,200 to 75,000 square feet as a school for grades K-5, to be operated by Edison, possibly including ancillary office and other facilities in connection with the operation thereof (collectively, the "SCHOOL").

         - Offices -- approximately 80,000 to 90,000 square feet of office space (the "OFFICE SPACE) to be used as the corporate headquarters of Edison Schools, Inc. and/or its affiliate(s) ("EDISON"), and for non-profit entities involved in the operation of the School and other educational, community or charitable purposes.
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The actual square footage of each portion of the Project shall be determined in accordance with the design development drawings approved by the parties in accordance with Section 5 hereof.

         2. THE SITE; OWNERSHIP. Edison has entered into a contract (the "CASTLE CONTRACT") to acquire from Castle Senior Living LLC, Block 1615, Lot 1 (the "FIFTH AVENUE PARCEL") for a purchase price of $10 Million. There are four parcels of land adjacent to the Fifth Avenue Parcel, Block 1615, Lots 5, 7, 66 and 68 (the "CITY PARCELS") which are currently owned by the City of New York. MAA has been in active negotiation with various agencies of the City with respect to the location of the Museum on the City Parcels and it is anticipated that the City Parcels will be donated by the City to MAA or the Venture or conveyed to MAA or the Venture at nominal cost. While the parties intend that Edison will cause the Fifth Avenue Parcel to be contributed to or acquired by the Venture and MAA will cause the City Parcels to be contributed to or acquired by the Venture, neither party intends to effect such contribution until such time as the sum of (i) valid pledges for philanthropic contributions, (ii) governmental or quasi-governmental grants, (iii) equity investment in the Office Space, (iv) the Office Loan (as hereinafter defined), as evidenced by a valid written loan commitment and (v) debt or equity investment in the School, is sufficient to enable the construction lender to close the Office Loan (collectively, the "FUNDING CONDITION"). The parties will agree upon appropriate deadlines for the satisfaction of the Funding Condition.

                  Edison and MAA contemplate that the Site will be subjected to condominium ownership, consisting of one or more units for the Office Space and School and one or more units for the Museum, and they will negotiate an appropriate condominium declaration providing for fair and reasonable allocations of operating costs (to the extent it is not possible for the Edison and Museum portions of the Project to be operated as independent physical plants) and appropriate repair and maintenance obligations.

         3. THE VENTURE. Edison and MAA shall form a Delaware limited liability company (or such other entity as may be mutually agreed by the parties) (the "VENTURE") the structure and ownership of which has not been determined. Control of the Venture will be set forth in the definitive Venture agreements but the parties intend that all major decisions of the Venture will require the consent of both MAA and Edison. The Venture shall acquire and develop the Fifth Avenue Parcel and the City Parcels (collectively, the "SITE"). A third party developer and/or investor(s) may be retained by the Venture or participate with Edison in a sub-venture or other arrangement in order to facilitate the development of the Office Space. Edison and MAA will also consider the possibility of having an appropriate state or city agency hold title to all or a portion of the Project and lease or convey same to the Venture if mutually beneficial to the parties.

         4. LAND USE APPROVALS. The Site is currently zoned for residential and community facility use. Such zoning would permit development of the Museum and School but not the Office Space. Edison intends to seek a re-zoning of the Site and all other land use approvals
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necessary to develop the Office Space (the "LAND USE APPROVALS"). Edison will be primarily responsible for obtaining the Land Use Approvals and MAA will be primarily responsible for the acquisition of the City Parcels. Edison and MAA acknowledge and agree, however, that the political and administrative issues and processes involved in obtaining the Land Use Approvals are inextricably tied to the political and administrative issues and processes involved in the donation of the City Parcels. Consequently, MAA and Edison will regularly consult with each other and endeavor to adopt a unified and consistent strategy with respect to these political and administrative processes and shall keep each other fully apprised of all developments and contacts with City or State officials. ULURP applications for the Land Use Approvals and the disposition of the City Parcels will be filed as "related applications" with the intention of being certified and reviewed simultaneously; provided, however, that at the option of MAA, the application for disposition of the City Parcels may provide for alternative dispositions to (i) the Venture upon satisfaction of the Funding Condition or
(ii) to MAA in the event that this Letter of Intent is terminated, the Venture is dissolved or the Funding Condition is not satisfied. Neither Edison nor MAA shall submit or cause to be submitted any ULURP or other written application or materials with respect to the Site to any governmental authority without the prior approval of the other party which approval shall not be unreasonably withheld. All portions of the Site would be combined into a single zoning lot.

                  The Venture shall retain land use counsel and other consultants from time to time reasonably satisfactory to MAA and Edison in connection with such re-zoning and related matters. MAA and Edison and their respective counsel shall cooperate in the process of obtaining the Land Use Approvals and the acquisition of the City Parcels, and shall, if necessary or desirable, join in the applications and appear before governmental entities and officials in order to obtain the Land Use Approvals.

                  Subsequent to the acquisition of the Site by the Venture, (unless such demapping is necessary to obtain the Land Use Approvals for the scope of the Project agreed upon in the preliminary schematic drawings, in which case such demapping will be sought simultaneously with the Land Use Approvals) the Venture may seek the demapping of the crescent-shaped parcel of land between the Site and Frawley Circle (the "DEMAPPING PARCEL") and to acquire either title to or right of use of the Demapping Parcel or other arrangements for the use of the Demapping Parcel. If the Venture is successful in demapping the Demapping Parcel and obtaining either title or use rights with respect thereto, Edison and MAA agree that no permanent structure shall be erected upon such parcel and that such parcel shall be utilized predominantly as on open space.

         5. DESIGN. MAA and Edison acknowledge that architectural design is a critical element to the success of the Project and that the parties are interested in insuring a design that is compatible with their respective space programs and institutional identity and that will exert a positive influence on the neighborhood. The parties shall jointly select an architect and shall agree upon a mutually satisfactory design development process, to be reflected in the definitive agreements. The parties generally agree that any design must comply with relevant bulk
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restrictions and not require any additional Land Use Approvals, and that the
Project will be designed such that the Museum will occupy a position of prominence on Fifth Avenue and that the design scheme will reinforce the separate and distinct architectural identity of the Museum, Office Space and School, at least from a visual standpoint, except to the extent that the design includes Fifth Avenue frontage for the Office Space. To the maximum extent feasible, the Office Space, School and Museum will be designed with separate physical plants such that operating costs can be directly attributed to each unit with minimal allocation of common systems costs. The parties acknowledge that the conceptual drawings attached hereto as Exhibit A set forth a design that satisfies the design criteria set forth in this Section 5 (except that the drawing attached as Exhibit A-2 does not satisfy all relevant bulk restrictions) and represents the parties present consensus as to an acceptable design concept; provided, however, that neither party shall be obligated to proceed with such design and either MAA or Edison may subsequently reject such design concept for any reason or no reason.

         6. DEVELOPER. It is anticipated that the Venture will enter into a contract with an experienced developer mutually acceptable to the parties (the "PROJECT DEVELOPER"), who will be retained to develop the Project in accordance with the design approved by the parties, the terms and conditions of the Land Use Approvals or acquisition of the City Parcels and a construction budget and schedule acceptable to the parties. The Project Developer or an affiliate may also be the investor in the Office Space.

         7. DEVELOPMENT BUDGET. The parties will develop a budget for the Project (the "DEVELOPMENT BUDGET"). The Development Budget shall include all hard and soft costs for the Project (collectively, "PROJECT COSTS").

         8. PROJECT FINANCING. MAA and Edison currently anticipate that Project Costs will be funded as follows:

         - Projects Costs allocated to the Museum will be funded by a combination of philanthropic donations and available grants, if any from applicable government, quasi-government or private entities.

         - Projects Costs allocated to the School will be funded by philanthropic donations and grants and/or third party debt or equity investors.

         - Projects Costs allocable to the Office will be funded by a construction loan (the "OFFICE LOAN") by a commercial lender (the "OFFICE LENDER") and/or an equity investment by Edison, the Office Space developer or a third party. The Office Loan will be secured by a mortgage on the Project, with customary provisions for release of liens upon creation of the condominium units and payment of Project Costs; provided, however, that the terms and conditions of the Office Loan and/or the Venture agreements will contain provisions reasonably acceptable to MAA
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                  and Edison to protect the interests of the parties in the
                  event of a default under or foreclosure of the Office Loan.

                  Costs not directly allocable to any specific portion of the Project (such as architectural, engineering and design and other soft costs and land acquisition costs) shall, except as otherwise provided herein, be allocated among the Museum, School and Office Space on an equitable basis to be set forth in the definitive documents.

                  The foregoing notwithstanding, Edison acknowledges that it shall take the primary responsibility for raising philanthropic contributions sufficient to fund 100% of the Project Costs allocated to the Museum and School (less any equity or debt investment in the school), plus an additional $10,000,000 for the endowment of MAA; provided, however, that in no event shall Edison have any liability to MAA arising from any failure to raise such funds or otherwise in connection with or relating to its efforts in fund raising or the manner in which the fund raising program was conducted. MAA shall cooperate fully and actively participate in fund raising efforts both independently and as directed by Edison as part of its overall fund raising effort for the Project. Subject to the terms and conditions set forth in the definitive Venture documents, Edison would also assist MAA in its fund raising efforts even after a termination of this Letter of Intent or dissolution of the Venture.

                  Upon approval by MAA and Edison of the Development Budget percentages shall be established for (i) the fraction, the numerator of which is the $10,000,000 contribution to the endowment of MAA to be included in the Project Budget and the denominator of which is the total Project Costs
(including for this purpose the $10,000,000 endowment contribution) allocable to the Museum (the "ENDOWMENT PERCENTAGE") and (ii) the fraction, the numerator of which is the portion of the total land acquisition costs allocable to the Museum and the denominator of which is total Project Costs (including for this purpose the $10,000,000 endowment contribution) allocable to the Museum (the "LAND REIMBURSEMENT PERCENTAGE"). As and when any amount of available funds are applied to pay Project Costs allocable to the Museum ("AVAILABLE MUSEUM FUNDS")
(A) an amount equal to the Endowment Percentage of such Available Museum Funds shall be paid to MAA for application to MAA's endowment, (B) an amount equal to the Land Reimbursement Percentage of such Available Museum Funds shall be paid to Edison in reimbursement of the portion of the total land acquisition costs allocable to the Museum and (C) the remainder of such Available Museum Funds shall be applied to the payment of Project Costs other than the portion of the total land acquisition costs allocable to the Museum or contributions to the endowment of MAA. The Endowment Percentage and the Land Reimbursement shall each be subject to re-computation in the event that either Edison of MAA receives philanthropic contributions in connection with fund raising for the Project that are earmarked for either MAA's endowment or land acquisition costs, as the case may be. For avoidance of doubt, the $10,000,000 numerator of the fraction described in clause (i) above would be reduced by contributions earmarked for MAA's endowment and the numerator (i.e., the
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portion of total land acquisition costs allocable to the Museum) of the fraction described in clause (ii) above would be reduced by contributions earmarked for land acquisition costs.


                  The Parties intend that the Venture agreement will provide a mechanism in the event that either Edison and MAA are unable to raise sufficient money to fund the Project, such that the parties shall endeavor in consultation with the Project Developer to identify ways to value engineer or otherwise scale back the scope of the Project (or the applicable portion thereof) such that the funds available, are sufficient to pay 100% of the Project Costs.

         9. PREDEVELOPMENT. In order to facilitate the continued progress of the project, Edison shall advance those Project Costs set forth on the pre-development budget attached hereto as Exhibit B prior to the execution of definitive documents or completion of the process of fund raising in order to expedite the process of designing the Project and obtaining the Land Use Approvals or acquiring the City Parcels. Such advances, along with any costs advanced by Edison with respect to the acquisition of the Fifth Avenue Parcel shall be reimbursed to Edison out of funds raised to pay Project Costs; provided that such reimbursement shall be made only after satisfaction of the Funding Condition, except and to the extent that any contribution received by Edison are earmarked for any items included in the predevelopment budget.

                  In no event shall the proceeds of any philanthropic contributions be applied to any construction costs allocable to the Office Space unless (i) such application is agreed to by each of Edison and MAA, each in its sole and absolute discretion and (ii) such funds are to be reimbursed from the proceeds of the Office Loan and reapplied to other Project costs.

                  Anything to the contrary provided herein notwithstanding neither MAA nor Edison shall have any liability to the other in the event that such party is unable to raise sufficient funds to finance its allocable share of Project Costs.

         10. DEVELOPMENT SCHEDULE. Edison and MAA will agree on a preliminary schedule for the development of the Project (the "DEVELOPMENT SCHEDULE"), which Development Schedule will be updated as necessary during the course of development. The Development Schedule will set forth, inter alia, the schedule for obtaining Land Use Approvals and acquisition of the City Parcels, design development, negotiation of definitive agreements between MAA and Edison and other parties with respect to the Venture, closing of the purchase of the Fifth Avenue Parcel and other key milestones in the development process. The parties intend that on or before June 15, 2000 the parties shall agree upon and, where applicable, execute and deliver definitive Venture documents, schematic drawings for the Project, a cost estimate for the Project, a preliminary Development Budget and Development Schedule, a business and operating plan for each portion of the Project and a fund raising plan for the Project.
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         11. LETTER OF INTENT ONLY. This Letter of Intent is indicative of our current intentions with respect to this matter and the terms set forth herein are subject to negotiation, execution and delivery of definitive agreements, and to the appropriate approvals from the boards of directors or trustees of Edison and MAA.

         12. PRESS RELEASES; CONFIDENTIALITY. Edison and MAA will consult with each other with respect to press releases and other publicity with respect to the relationship contemplated hereby and the Project, and may, if mutually agreed, cause the Venture to retain the services of a public relations consultant. If any materials delivered to Edison or MAA are clearly identified as confidential, the party receiving such materials shall keep them confidential and shall not disclose same except (i) to their affiliates and their respective directors, officers, employees, agents, consultants, attorneys, accountants, architects, governmental officials and employees, Lenders and others who need to know such information in connection with the transactions contemplated by this Letter of Intent and who are informed of the obligation to keep such materials confidential or (ii) as required by applicable law.

         13. COSTS. Each party shall bear its own costs in connection with the preparation and negotiation of this Letter of Intent and the definitive agreements between Edison and MAA and any documentation and any due diligence investigations with respect thereto and such costs shall not be included in the Development Budget. Each party shall be responsible for and pay any fees payable or other compensation payable to any broker, finder, investment banker or other person or entity due as a result of any dealings that the applicable party had with such person or entity.

                                                  Sincerely,

                                                  EDISON SCHOOLS, INC.


                                                  By:/s/ Benno C. Schmidt, Jr.
                                                     _______________________
                                                     Name: Benno C. Schmidt, Jr.
                                                     Title: Chairman

AGREED AND ACCEPTED
this ___ day of April, 2000

MUSEUM FOR AFRICAN ART


By:/s/ Elsie Crum-McCabe      /s/Robert Rubin
   _______________________    _______________
   Name: Elsie Crum-McCabe    Robert Rubin
   Title: President           Co-chair